Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MeridianLink, Inc.
Costa Mesa, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2025, relating to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

San Francisco, California
March 13, 2025